Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

GROUPON, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (1)	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Other	2,500,000	$11.79	$29,475,000	.0000927	$2,732.34
Total Offering Amounts					$29,475,000		$2,732.34
Net Fee Due							$2,732.34
(1) Fee calculated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”).
(2) 2,500,000 additional shares of Common Stock, par value $0.0001 (the “Shares”) of Groupon, Inc. covered by this registration statement (the “Registration Statement”) are authorized and reserved for issuance under the Groupon, Inc. 2011 Incentive Plan (as amended and restated, the “Plan”). In accordance with Rule 416(a) under the Securities Act, this Registration Statement shall be deemed to cover any additional Shares that become issuable under the Plan to prevent dilution from stock splits, stock dividends or similar transactions.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and based upon the average high and low prices of a Share, as reported on the NASDAQ Global Select Market on August 2, 2022, a date within five business days of the date of this Registration Statement.

1